AMENDMENT NO. 6

TO

PARTICIPATION AGREEMENT

AMENDMENT No. 6, dated as of September 18, 2013 to the Participation Agreement (the “Agreement”), dated December 1, 2001 and as amended by Amendment No. 1 dated April 1, 2002, Amendment No. 2 dated May 30, 2003, Amendment No. 3 dated October 20, 2009, Amendment No. 4 dated April 1, 2010 and Amendment No. 5 dated May 1, 2012, by and among MONY Life Insurance Company (“MONY”), AXA Equitable Life Insurance Company (“AXA Equitable”), PIMCO Variable Insurance Trust and PIMCO Investments LLC1 (collectively, the “Parties”).

WHEREAS, upon the closing of the transactions contemplated by that certain Master Agreement, dated as of April 10, 2013, by and among AXA Equitable Financial Services, LLC, a Delaware limited liability company (“Seller”), AXA Financial, Inc., a Delaware corporation, and Protective Life Insurance Company, an insurance company organized under the laws of the State of Tennessee (“Purchaser”), Seller will sell to Purchaser, and Purchaser will purchase, all of the issued and outstanding shares of common stock of MONY (the “Transaction”);

WHEREAS, by virtue of the Transaction, AXA Equitable and MONY will no longer be affiliated entities and as such the Parties wish to remove AXA Equitable as a Party to the Agreement and AXA Equitable is entering into a new Participation Agreement with PIMCO Variable Insurance Trust and PIMCO Investments LLC; and

NOW, THEREFORE, the Parties hereby agree as follows:

1. Removed Party. AXA Equitable is hereby deleted as a party to the Agreement, the defined term “Company” shall no longer be deemed to include AXA Equitable and all references to AXA Equitable throughout the Agreement are hereby deleted. Notwithstanding anything in the Agreement to the contrary, all rights, liabilities and obligations of AXA Equitable thereunder are hereby terminated effective as of the Closing; provided, however that any actions or omissions of AXA Equitable that occurred prior to the Closing shall continue to be governed by the terms of the Agreement.

2. Schedule A. Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached “Schedule A”.

3. Governing Law. THIS AMENDMENT, INCLUDING THE FORMATION, BREACH, TERMINATION, VALIDITY, INTERPRETATION AND ENFORCEMENT THEREOF, AND ALL TRANSACTIONS CONTEMPLATED BY THIS AMENDMENT, SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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Allianz Global Investors Distributors LLC (“AGID”) was the original contracting party to the Participation Agreement and subsequently all of AGID’s rights titles and interests and duties, liabilities and obligations under the Agreement were irrevocably novated and transferred to PIMCO Investments LLC through Novations of and Amendments to Participation Agreement dated March 28, 2011 by and among AGID, MONY Life Insurance Company, AXA Equitable Life Insurance Company, PIMCO Variable Insurance Trust and PIMCO Investments LLC which became effective of February 14, 2011.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first above set forth.

	PIMCO VARIABLE INSURANCE TRUST		PIMCO INVESTMENTS LLC

By:		By:
Name:	Name: Henrik Larsen	Name:	Steven B. Plump
Title:	Title: Vice President	Title:	Vice President

	AXA EQUITABLE LIFE INSURANCE COMPANY, on behalf of itself and its separate accounts		MONY LIFE INSURANCE COMPANY, on behalf of itself and its separate accounts

By:		By:
Name:	Steven M. Joenk	Name:	Steven M. Joenk
Title:	Manging Director	Title:	Senior Vice President

SCHEDULE A

Separate Accounts and Associated Contracts

Name of Separate Account	Policy Form Numbers of Contracts Funded by Separate Account
MONY Separate Account S	All Contracts
MONY Separate Account L	All Contracts
MONY Separate Account A	All Contracts
MONY Separate Account UGVL VUL	All Contracts
MONY Separate Account UGVL SVUL	All Contracts
MONY Separate Account UGVA VA	All Contracts
MONY Separate Account Keynote	All Contracts

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